Exhibit 99.1

Fairchild Semiconductor Reports Results for the First Quarter of 2010

•	Highest Gross Margin Since 2000

•	Distribution Channel Inventory Reduced for Fifth Consecutive Quarter

•	Cash and Securities Increase to $481 million, Exceeds Total Debt

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the first quarter ended March 28, 2010. Fairchild reported first quarter sales of $378 million, up 7% from the prior quarter and 69% higher than the first quarter of 2009.

Fairchild reported first quarter net income of $22.6 million or $0.18 per diluted share compared to net income of $13.1 million or $0.10 per diluted share in the prior quarter and a net loss of $51.1 million or $0.41 per share in the first quarter of 2009. Results for the first quarter of 2010 include $2.4 million in restructuring and impairments and $1.3 million of accelerated depreciation. Gross margin was 32.2% compared to 29.7% in the prior quarter and 15.2% in the year ago quarter.

Fairchild reported first quarter adjusted gross margin of 32.5%, up 220 basis points sequentially and 17 percentage points higher than in the first quarter of 2009. Adjusted gross margin excludes accelerated depreciation and inventory write-offs/reserve releases related to fab closures. Adjusted net income was $31.8 million or $0.25 per diluted share, compared to $29.9 million or $0.23 per diluted share in the prior quarter and a net loss of $40.1 million or $0.32 per share in the first quarter of 2009. Adjusted net income and loss excludes amortization of acquisition-related intangibles, restructuring and impairments, gain associated with debt buyback, charge/release for litigation, accelerated depreciation and inventory write-offs/reserve releases related to fab closures, and associated net tax benefits of these items and other acquisition-related intangibles.

“We reported significant sales and earnings growth in the first quarter as demand for our latest analog and power management solutions continues to accelerate,” said Mark Thompson, Fairchild’s president and CEO. “We grew sales 7% sequentially and further reduced distribution channel inventory in what is typically a down quarter due to the Asian holidays. The inventory of our products at distributors remains at record low levels while the mix of fast moving products to slow turning inventory improved again this quarter. We reported the highest gross margin since 2000 and we expect to continue increasing margins as we ramp a number of significant new design wins into production over the next few quarters. I am also pleased to report that we generated $35.7 million of free cash flow and our cash and securities now exceed debt for the first time in our history.

End Markets and Channel Activity

“Demand remained robust throughout the quarter including better-than-seasonal order rates during the Asian holidays,” stated Thompson. “Demand strength is broad based with the greatest growth for our products targeted to the computing, power supply, industrial and automotive end markets. We are effectively managing our supply through capacity reservations in our advanced order management system to support our top tier customers, which represent roughly 75% of our sales. Our sales growth was evenly balanced between OEM and distribution channels.

“Distributor sell through increased 5% sequentially which is significantly better than normal seasonality,” said Thompson. “The upside in sell through drove a channel inventory reduction of about 2% from the prior quarter, resulting in a record low 7.8 weeks of inventory. This is the fourth consecutive quarter of sell through growth and fifth quarter of channel inventory reduction. If we add this channel inventory reduction to our sales, we estimate actual consumption demand was approximately $381 million for the first quarter.

First Quarter Financials

“We continued to improve our product mix and cost structure to deliver another solid quarter of financial results,” said Mark Frey, Fairchild’s executive vice president and CFO. “We increased adjusted gross margin 220 basis points to 32.5% which exceeded our expectations and is now at the highest level since 2000. New products and mix improvements drove roughly two thirds of this improvement while leverage on higher factory loadings generated the balance. R&D and SG&A expenses of $80.7 million were higher than forecast due primarily to greater variable costs driven by the stronger than expected demand. Tax expense was $7.9 million or 20% of adjusted income before taxes. This was at the high end of our expectations due to some discrete tax items and a distribution of profits in higher tax jurisdictions. We generated $35.7 million of free cash flow and increased cash and securities by $29.5 million sequentially to $481.2 million which now exceeds our total debt. We held internal inventory roughly flat at 69 days as sales growth offset the $9 million increase in our work-in-process inventories and raw materials.

Forward Guidance

“Given our backlog position and new product momentum, we expect to increase sales to $395 to $400 million in the second quarter,” said Frey. “Our current scheduled backlog is sufficient to achieve the low end of this range. We still have availability for certain packages in the current quarter and we are working on numerous approaches to optimize supply which combined could support sales at the high end of the range or better. We expect to increase gross margin to 33% to 34% due primarily to a richer product mix as a number of new designs ramp into production. We anticipate R&D and SG&A spending of $82 to $84 million in the second quarter, which at the mid-point is slightly under 21% of sales. We expect to hold this level of R&D and SG&A spending until we reach our target of 20% of sales. Net interest expense is forecast to be roughly $2 to $3 million per quarter this year. The blended tax rate is forecast at 15 to 20 percent for the quarter. As with last quarter, we are not assuming any obligation to update this information, although we may choose to do so before we announce second quarter results.”

Adjusted gross margin, adjusted net income and loss and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. We exclude accelerated depreciation and inventory write-offs/reserves related to fab closures from GAAP gross margins to determine adjusted gross margins. To determine adjusted net income/loss, we exclude amortization of acquisition-related intangibles, restructuring and impairments, gain associated with debt buyback, charge/release for litigation, accelerated depreciation and inventory write-offs/reserve releases related to fab closures, and associated net tax benefits of these items and other acquisition-related intangibles. To determine free cash flow, we subtract capital expenditures from GAAP cash provided by operating activities. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 28, 2010	December 27, 2009	March 29, 2009
Total revenue	$378.0	$354.5	$223.3
Cost of sales (1)	256.4	249.1	189.3

Gross margin	121.6	105.4	34.0

Gross margin %	32.2%	29.7%	15.2%
Operating expenses:
Research and development (2)	28.4	25.4	23.8
Selling, general and administrative (3)	52.3	47.5	44.7
Amortization of acquisition-related intangibles	5.6	5.6	5.5
Restructuring and impairments	2.4	5.8	6.7
Charge for litigation	—	6.0	—

Total operating expenses	88.7	90.3	80.7

Operating income (loss)	32.9	15.1	(46.7)
Other expense, net	2.4	3.0	5.3

Income (loss) before income taxes	30.5	12.1	(52.0)
Provision (benefit) for income taxes	7.9	(1.0)	(0.9)

Net income (loss)	$22.6	$13.1	$(51.1)

Net income (loss) per common share:
Basic	$0.18	$0.11	$(0.41)

Diluted	$0.18	$0.10	$(0.41)

Weighted average common shares:
Basic	124.7	124.0	123.6

Diluted	128.6	127.6	123.6

(1) Equity compensation expense included in cost of sales	$2.3	$2.6	$0.2
(2) Equity compensation expense included in research and development	$1.1	$1.2	$0.3
(3) Equity compensation expense included in selling, general and administrative	$2.4	$2.0	$2.1

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended
	March 28, 2010	December 27, 2009	March 29, 2009
Net income (loss)	$22.6	$13.1	$(51.1)
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring and impairments	2.4	5.8	6.7
Gain associated with debt buyback (1)	—	(1.2)	—
Accelerated depreciation on assets related to fab closure (2)	1.3	2.1	—
Charge for litigation	—	6.0	—
Inventory release associated with fab closure (2)	(0.1)	(0.1)	—
Amortization of acquisition-related intangibles	5.6	5.6	5.5
Associated net tax effects of the above and other acquisition-related intangibles	—	(1.4)	(1.2)

Adjusted net income (loss)	$31.8	$29.9	$(40.1)

Adjusted net income (loss) per common share:
Basic	$0.26	$0.24	$(0.32)

Diluted	$0.25	$0.23	$(0.32)

(1)	Recorded in other expense, net
(2)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended
	March 28, 2010	December 27, 2009	March 29, 2009
Gross margin	$121.6	$105.4	$34.0
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to fab closure	1.3	2.1	—
Inventory release associated with fab closure	(0.1)	(0.1)	—

Adjusted gross margin	$122.8	$107.4	$34.0

Adjusted gross margin %	32.5%	30.3%	15.2%

Adjusted net income, adjusted net income per share, and adjusted gross margin should not be considered as alternatives to net income (loss), net income (loss) per share, gross margin or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 28, 2010	December 27, 2009
ASSETS
Current assets:
Cash and cash equivalents	$442.4	$415.8
Short-term marketable securities	0.1	0.1
Receivables, net	151.8	134.0
Inventories	198.1	189.5
Other current assets	40.2	41.8

Total current assets	832.6	781.2
Property, plant and equipment, net	635.1	653.2
Intangible assets, net	75.5	81.1
Goodwill	161.3	161.3
Long-term securities	38.7	35.8
Other assets	51.7	49.8

Total assets	$1,794.9	$1,762.4

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$5.3	$5.3
Accounts payable	127.3	119.6
Accrued expenses and other current liabilities	80.2	70.6

Total current liabilities	212.8	195.5
Long-term debt, less current portion	465.6	466.9
Other liabilities	62.1	71.1

Total liabilities	740.5	733.5
Temporary equity - deferred stock units	2.5	2.3
Total stockholders’ equity	1,051.9	1,026.6

Total liabilities, temporary equity and stockholders’ equity	$1,794.9	$1,762.4

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 28,	March 29,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$22.6	$(51.1)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	40.3	37.6
Non-cash stock-based compensation expense	5.3	2.6
Deferred income taxes, net	2.0	(3.6)
Other	0.4	0.2
Changes in operating assets and liabilities, net of acquisitions	(17.1)	32.9

Cash provided by operating activities	53.5	19.4

Cash flows from investing activities:
Capital expenditures	(17.8)	(14.9)
Purchase of marketable securities	—	(0.2)
Sale of marketable securities	—	0.3
Maturity of marketable securities	0.1	0.1
Other	(0.3)	(0.6)
Acquisitions	—	(1.5)

Cash used in investing activities	(18.0)	(16.8)

Cash flows from financing activities:
Repayment of long-term debt	(1.3)	(1.3)
Purchase of treasury stock	(7.6)	—

Cash used in financing activities	(8.9)	(1.3)

Net change in cash and cash equivalents	26.6	1.3
Cash and cash equivalents at beginning of period	415.8	351.5

Cash and cash equivalents at end of period	$442.4	$352.8

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 28, 2010	March 29, 2009
Cash provided by operating activities	$53.5	$19.4
Capital expenditures	(17.8)	(14.9)

Free cash flow	$35.7	$4.5

Editorial Contacts:

Fairchild Semiconductor:	Fairchild Semiconductor:	Agency Contact:
Patti Olson	Dan Janson	Topaz Partners
Corporate Communications	Investor Relations	Paul R. Hughes
(800) 341-0392 X 8728	(207) 775-8660	(781) 404-2416
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com	phughes@topazpartners.com